Exhibit 99.1

Agency Contact:
Neil Berkman Associates
(310) 277-5162
info@BerkmanAssociates.com

FOR IMMEDIATE RELEASE

Company Contact:
Chris Chavez, President & CEO
(972) 309-8000
www.ANS-medical.com

Advanced Neuromodulation Systems
Second Quarter Net Income Increases 48%
On 43% Increase in Record Neuro Sales

First Half Net Income Increases 50% On 44% Increase In Record Neuro Sales

     DALLAS, TEXAS, July 26, 2004 — Advanced Neuromodulation Systems, Inc. (ANS) (NASDAQ:ANSI) announced today that net income for the second quarter of 2004 increased 48% to a new record, driven by a 43% increase in sales of ANS’ neuromodulation products for the treatment of chronic pain. For the first half, net income increased 50% on a 44% increase in record neuro sales.

Second Quarter Results

     For the three months ended June 30, 2004, revenue increased 37% to a record $30,488,000 from $22,324,000 for the second quarter of 2003. Sales of neuro products increased 43% to a record $27,633,000 from $19,348,000 for the prior-year quarter, as ANS’ Genesis® and GenesisXP™ implantable spinal cord stimulation (SCS) systems and its Renew® radio frequency (RF) SCS system continued to perform well in the marketplace. Gross margin improved to 73% from 68% last year, and operating margin increased to 21% from 19%. Net income for this year’s second quarter increased 48% to a record $4,323,000, or $0.21 per diluted share. This compares to net income of $2,923,000, or $0.14 per diluted share, for the second quarter of 2003. At June 30, 2004, cash and marketable securities totaled approximately $89.6 million. ANS has no debt.

First Half Results

     For the six months ended June 30, 2004, revenue increased 36% to a record $57,121,000 from $41,995,000 for the first half of 2003. Neuro sales increased 44% to a record $51,861,000 from $35,975,000 last year. Gross margin rose to 73% from 67%, and operating margin improved to 22% from 19%. Net income increased 50% to a record $8,292,000 from $5,543,000 for the first six months of 2003.

Operations Review

     “As the neuromodulation market approaches $1 billion, we are continuing to expand our direct sales team and invest in our corporate infrastructure and our growing product pipeline to ensure that ANS remains at the forefront of this exciting growth industry,” said Chief Executive Officer Chris Chavez. “With a culture grounded in integrity and a commitment to excellence, ANS will continue to offer a broad portfolio of neuromodulation systems embodying the industry’s most advanced technologies, and supported by an experienced sales organization that has earned the trust and confidence of interventional pain practitioners and their patients.”

Advanced Neuromodulation Systems Second Quarter Net Income Increased 48%
On 43% Increase in Record Neuro Sales
July 26, 2004
Page Two

     Chavez added, “During the second quarter, as planned, we filed with the FDA for approval of our first generation rechargeable IPG, and expect to file for approval of a second rechargeable IPG in the fourth quarter. We continue to believe strongly that pain practitioners will demand the right product for the right indication — one size does not fit all — and that offering a full array of SCS devices, including RF, nonrechargeable IPGs and rechargeable IPGs, will be important in the future of this therapy. We have also commenced a limited release of our very thin and steerable Axxess lead and expect a broader launch in the fourth quarter. We are also pleased to announce that we have successfully moved into our new corporate headquarters facility located at 6901 Preston Road, Plano, Texas.”

Management Updates Guidance for 2004

     ANS’ management continues to expect revenue for 2004 in the range of $116 to $121 million, and is comfortable with the current consensus estimate for net income of $0.88 per diluted share, including anticipated litigation expenses.

Conference Call

     ANS has scheduled a conference call today at 11:00 a.m. EDT. The simultaneous webcast is available at www.ANS-medical.com/investors/index.html. A replay will be available at this same Internet address, or at (800) 633-8284, reservation #21202592, after 1:00 p.m. EDT.

About Advanced Neuromodulation Systems

     Advanced Neuromodulation Systems designs, develops, manufactures and markets implantable systems used to manage chronic intractable pain and other disorders of the central nervous system. Fortune magazine recently ranked ANS as the 8th fastest growing small company in its annual list of the Top 200 Fastest Growing Small Companies in the United States. Forbes magazine recently recognized ANS as one of America’s 200 Best Small Companies. Frost & Sullivan, an international strategic market research firm, also recently presented ANS with its Product Innovation Award, recognizing ANS as the technology innovation leader in the neurostimulation market and ANS’ Genesis® Implantable Pulse Generator system as the most advanced fully implantable spinal cord stimulator on the market. Additional information is available at www.ans-medical.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

     Statements contained in this document that are not based on historical facts are “forward-looking statements.” Terms such as “plan,” “should,” “would,” “anticipate,” “believe,” “intend,” “estimate,” “expect,” “predict,” “scheduled,” “new market,” “potential market applications” and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: the launch of new competitive products by Medtronic, Advanced Bionics/Boston Scientific or others, as well as other market factors, could impede growth in or reduce sales of our IPG and RF systems, which could adversely affect our revenues and profitability; continued market acceptance of the Genesis® IPG and GenesisXP™ IPG; competition from Medtronic, Advanced Bionics/Boston Scientific and future competitors; continued market acceptance of our Renew® system; patient or physician selection of less invasive or less expensive alternatives; adverse changes in coverage or reimbursement amounts by Medicare, Medicaid, private insurers, managed care organizations or workers’ comp programs; intellectual property protection and potential infringement issues; the cost, uncertainty and other risks inherent in our intellectual property litigation against Advanced Bionics; obtaining necessary government approvals for our rechargeable IPGs and other new products or applications and maintaining compliance with FDA product and manufacturing requirements; product liability; reliance on single suppliers for certain components; completion of research and development projects in an efficient and timely manner; the satisfactory completion of clinical trials and/or market tests prior to the introduction of new products; successful integration of acquired businesses, products and technologies; the cost, uncertainty and other risks inherent in patent and intellectual property litigation; international trade risks; and other risks detailed from time to time in the Company’s SEC filings. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, anticipated results could differ materially from those forecast in forward-looking statements. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

tables attached)                                                                                                             v#36xx

ADVANCED NEUROMODULATION SYSTEMS, INC. and SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net revenue	$30,487,851	$22,324,461	$57,120,714	$41,995,052
Cost of revenue	8,371,311	7,051,279	15,336,843	13,932,970

Gross profit	22,116,540	15,273,182	41,783,871	28,062,082

Operating expenses:
Sales and marketing	9,454,727	6,330,144	18,018,773	11,490,052
Research and development	2,869,660	2,352,468	5,184,610	4,044,899
General and administrative	2,706,956	1,866,333	5,023,696	3,632,251
Amortization of intangibles	623,773	450,338	1,198,647	805,272

	15,655,116	10,999,283	29,425,726	19,972,474

Income from operations	6,461,424	4,273,899	12,358,145	8,089,608

Other income (expense):
Foreign currency transaction loss	(25,506)	—	(54,853)	—
Investment and other income	229,842	294,472	481,171	576,127

	204,336	294,472	426,318	576,127

Income before income taxes	6,665,760	4,568,371	12,784,463	8,665,735
Income taxes	2,342,348	1,645,256	4,492,460	3,122,806

Net income	$4,323,412	$2,923,115	$8,292,003	$5,542,929

Basic income per share:
Net income	$0.22	$0.15	$0.41	$0.29

Number of basic shares	20,107,481	19,118,414	20,018,213	18,868,663

Diluted income per share:
Net income	$0.21	$0.14	$0.39	$0.27

Number of diluted shares	21,047,875	20,471,865	21,158,756	20,232,006

ADVANCED NEUROMODULATION SYSTEMS, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2004	2003
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and marketable securities	$89,558,475	$94,802,122
Receivable, trade net	23,043,458	17,892,416
Receivable, interest and other	798,363	259,687
Inventories	22,979,016	22,113,159
Deferred income taxes	1,427,072	1,423,228
Income tax receivable	392,926	1,324,001
Prepaid expenses and other current assets	2,036,420	1,007,244

Total current assets	140,235,730	138,821,857

Net property, plant and equipment	30,143,197	21,150,010
Minority equity investments in preferred stock	1,104,000	1,104,000
Goodwill, patents, trademarks, purchased technology & other assets, net	35,761,174	33,730,420

Total assets	$207,244,101	$194,806,287

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,090,554	$5,717,222
Accrued salary and employee benefit costs	2,385,160	4,045,361
Accrued commissions	1,708,647	1,424,471
Deferred revenue	166,136	503,093
Warranty reserve	179,788	294,290
Other accrued expenses	275,053	400,159

Total current liabilities	7,805,338	12,384,596
Deferred income taxes	3,728,536	3,389,255
Non-current deferred revenue	832,431	907,513
Total stockholders’ equity	194,877,796	178,124,923

Total liabilities and stockholders’ equity	$207,244,101	$194,806,287